Third Quarter 2016
Conference Call Script
August 4, 2016
9:00 a.m.
Martie Zakas, Introduction and Safe Harbor Statement
Good morning everyone. Welcome to Mueller Water Products’ 2016 third quarter conference call. We issued our press release reporting results of operations for the quarter ended June 30, 2016 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the third quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call,

and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year. Our fiscal year ends on September 30.

A replay of this morning’s call will be available for 30 days after the call at 1-866-439-3740. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

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After the prepared remarks, we will open the call to questions. I’ll now turn the call over to Greg.

Greg Hyland:
Thanks Martie.

Thanks for joining us today as we discuss our results for the 2016 third quarter.

I’ll begin with a brief overview followed by Evan’s more detailed financial report. I will then provide additional color on the quarter’s results and developments in our end markets, as well as our outlook for the 2016 fourth quarter.

We were pleased with the third quarter's results. Adjusted operating income increased 18.2 percent, with all three business segments contributing to the improvement on a year-over-year basis.

Mueller Co.'s domestic net sales of valves, hydrants and brass products increased 9 percent in the quarter, which helped drive this solid increase in

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adjusted operating income. Mueller Co. continued to benefit from growth in its key end markets of residential construction and municipal spending to repair and replace water infrastructure.

Anvil's third quarter net sales were down 4.3 percent, primarily due to lower shipment volumes into the oil & gas market, although we did have strong sales of our fire protection products.

Net sales at Mueller Technologies increased 8.3 percent in the quarter year-over-year. Shipments of AMI products represented more than 50 percent of Mueller Systems' net sales in the quarter. As a result, Mueller Systems was slightly profitable this quarter and Mueller Technologies' operating performance improved by $2.0 million.

Adjusted net income per share for the quarter was up 20 percent to $0.18 versus $0.15 a year ago.

For Mueller Water Products as a whole, we continue to expect demand for our products to increase year-over-year, driven by growth in both municipal

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spending and residential construction, and we believe we are on track to meet our overall expectations for Mueller Water Products for the full year.

With that, I’ll turn the call over to Evan.

Evan Hart - Financial Summary
Thanks Greg, and good morning everyone. I’ll first review our third quarter consolidated financial results and then discuss segment performance.

2016 third quarter net sales increased $9.1 million, or 3.0 percent, to $310.1 million, compared with $301.0 million last year. We experienced solid growth in shipment volumes at both Mueller Co. and Mueller Technologies, which was partially offset by Anvil's lower shipment volumes into the oil & gas market.

Gross profit improved to $107.1 million for the 2016 third quarter from $96.2 million last year. Gross margin increased 250 basis points to 34.5 percent from 32.0 percent in 2015.

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Selling, general and administrative expenses were $55.9 million in the quarter, compared with $52.9 million last year. The increase was due primarily to personnel-related expenses.

Adjusted operating income for the 2016 third quarter increased 18.2 percent, or $7.9 million, to $51.2 million as compared with $43.3 million last year. Operating performance improved at Mueller Co., Mueller Technologies and Anvil.

Adjusted EBITDA for the 2016 third quarter increased to $64.3 million compared with $57.8 million last year. And for the trailing 12 months, adjusted EBITDA was $196.2 million.

Interest expense, net for the 2016 third quarter was $6.0 million, slightly down from $6.3 million last year.

For the 2016 third quarter, income tax expense of $8.2 million was 34.6 percent of income before income taxes.

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Adjusted net income per share improved to $0.18 for the 2016 third quarter compared with $0.15 last year.

2016 third quarter adjusted results exclude a non-cash pension settlement charge and other charges primarily associated with the demolition of a surplus facility.

In June 2016, the Company's U.S. pension plan completed a pension benefit settlement program. Lump-sum distributions to fully settle existing obligations were offered to all vested participants who are no longer working for the Company and not yet receiving benefits. Approximately 75% of these participants accepted the offer. As a result, the plan disbursed $58.5 million and the Company recorded a non-cash pension settlement charge of $16.6 million. These distributions are intended to reduce obligations associated with providing future pension benefits.

I’ll now move on to segment performance beginning with Mueller Co.

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Net sales for the 2016 third quarter of $198.7 million increased $10.9 million as compared with $187.8 million last year, primarily due to a 9 percent increase in domestic shipments of valves, hydrants and brass products.

We experienced strong improvement in adjusted operating income in the 2016 third quarter, largely due to higher shipment volumes, lower raw material costs and improved operating efficiencies. Adjusted operating income improved 15.6 percent to $54.1 million as compared with $46.8 million last year. Adjusted operating margin improved 230 basis points to 27.2 percent as compared with 24.9 percent last year.

Adjusted EBITDA for the 2016 third quarter increased to $62.6 million compared with $56.5 million last year, and adjusted EBITDA margin increased 140 basis points to 31.5 percent from 30.1 percent last year.

Continuing with Anvil…

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Net sales decreased 4.3 percent to $85.4 million for the 2016 third quarter from $89.2 million last year, as an increase in sales of fire protection products was more than offset by a $3.2 million decrease in sales into the oil & gas market.

Adjusted operating income for the 2016 third quarter improved to $7.4 million as compared with $7.2 million last year. This improvement reflects lower raw material costs and other cost savings despite lower sales in our oil & gas products which have historically been our higher-margin products.

And now concluding with Mueller Technologies…

Net sales for the 2016 third quarter increased to $26.0 million as compared with $24.0 million last year. This 8.3 percent increase was primarily due to $9.3 million in higher year-over-year shipments of our AMI products, partially offset by an $8.0 million decrease in sales of AMR products to one customer. Additionally, AMI backlog and projects awarded was up about 10 percent at the end of the quarter year-over-year.

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Adjusted operating loss for the 2016 third quarter improved $2.0 million to $1.5 million as compared with $3.5 million last year due to the increase in net sales, improved product mix and lower selling, general and administrative expenses.

Now turning to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was $59.4 million for the 2016 third quarter, a $10.6 million improvement compared with the 2015 third quarter. Free cash flow for the first nine months was $58.1 million higher year-over-year.

At June 30, 2016, total debt was comprised of a $484.0 million senior secured term loan due November 2021 and $2.0 million of other. The term loan accrues interest at a floating rate equal to LIBOR, subject to a floor of 75 basis points, plus a margin of 325 basis points.

Net debt leverage improved to 1.7x at June 30, 2016. Our excess availability under the ABL Agreement was about $173 million.

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In July 2016, we amended the ABL agreement and extended its maturity date to July 2021. Additionally, we were able to improve both financial and other terms, including reduced interest rate margins and commitment fees.

I’ll now turn the call back to Greg.

Greg Hyland
Thanks Evan.

I’ll now comment further on our 2016 third quarter results and end markets, and provide an overview of our expectations and outlook for the fourth quarter and full year beginning with Mueller Co.

Overall, Mueller Co.'s net sales were up nearly 6 percent, and, as expected, we saw strong growth in domestic net sales of valves, hydrants and brass products in the quarter as our key end markets remain solid. Domestic orders for these products were up 13.9 percent year-over-year, which contributed to a higher domestic backlog entering the fourth quarter.

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Mueller Co. is clearly demonstrating the benefits of higher volumes and its very strong operating leverage. Adjusted operating income for the 2016 third quarter improved 15.6 percent, adjusted operating margin improved 230 basis points, and adjusted EBITDA margin in the third quarter was 31.5 percent. On a trailing 12-month basis, adjusted EBITDA margin was 27.0 percent, an increase of 140 basis points compared to the prior trailing 12 months.

This is our 16th consecutive quarter where Mueller Co. has delivered year-over-year higher adjusted margins and higher adjusted operating income on a quarterly basis, and the 31.5 percent adjusted EBITDA margin is the highest quarterly adjusted EBITDA margin that Mueller Co. has achieved since Mueller Water Products became a standalone publicly traded company in December 2006.

Turning to Anvil . . .

End market demand for Anvil's product is mixed. As we expected, sales of our products that go directly into the oil & gas market were down year-over-year. Demand from our addressed industrial markets was flat to slightly down.

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However, sales of our fire protection products, which generally account for over 20 percent of Anvil's overall net sales, were up more than 13 percent year-over-year.

As we have discussed in the past, Anvil's sales into the oil & gas market have closely correlated with the U.S. rig count. While the rig count is currently down 47 percent from last year, as of July 29th, it has increased 15 percent since the end of May. While we believe it is too soon to conclude this market is stabilizing, this is the first positive indicator we have seen in some time.

Despite lower net sales, Anvil's adjusted operating income and margins improved due to lower raw materials costs and other cost reductions.

Mueller Technologies . . .

Mueller Technologies' third quarter net sales increased at both Mueller Systems and Echologics. Mueller Systems had significantly higher sales of AMI products, which more than offset a decline in AMR sales, primarily to one

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customer. At Echologics, net sales increased 33 percent, primarily in our fixed and mobile leak detection technologies.

As we have discussed on previous calls, Mueller Systems' strategy is gaining traction as we increase our penetration of the AMI segment of the market. In fact, AMI shipments grew $9.3 million in the third quarter year-over-year, and AMI backlog and awards at Mueller Systems was $45 million at the end of the quarter, up 10 percent from last year. Mueller Systems is continuing to benefit from its longer-range radio capabilities, which we introduced into the market at the end of 2015. Our LoRa communications technology has several competitive advantages, but most importantly, it lowers the cost of infrastructure investment and provides a path for Internet of Things (IoT) for water utilities and municipalities.

Echologics' net sales increased as our fixed and mobile leak detection technologies continue to gain traction in the market. Year-to-date, orders at Echologics increased 45% compared to the same period in 2015.

Mueller Technologies' operating performance improved $2.0 million compared to last year, and its operating loss was $1.5 million. The operating

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loss was at Echologics, as Mueller Systems was slightly profitable for the quarter.

Turning now to our outlook for the 2016 fourth quarter beginning with Mueller Co.

Municipal spending and residential construction, our principal end markets, remain solid, which we expect should drive growth of about 10 percent in domestic shipments of valves, hydrants and brass products in the fourth quarter. Last year in the fourth quarter, we had very strong shipments of our Pratt product line, as well as overall international shipments. We believe our Pratt and international shipments will be less in the fourth quarter this year. Consequently, we expect Mueller Co.'s overall net sales percentage growth in the fourth quarter to be in the low to mid-single digits year-over-year.

We expect Mueller Co. to continue its trend in improving year-over-year operating income and margins on a quarterly basis as we anticipate fourth quarter operating income to improve in excess of 10 percent.

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Turning now to Anvil...

Net sales for the fourth quarter are expected to be down year-over-year, driven again primarily by a decline in shipments to the oil & gas market. Sales to this market are now about 7 percent of Anvil's total net sales on a trailing 12-month basis, and we expect they will be down about $3 - $4 million in the fourth quarter year-over-year.

Although we expect fire protection net sales to increase in the quarter, we don't believe this increase will be enough to offset the decline in sales of our oil & gas products. We expect Anvil's net sales percentage decline to be in the low-to-mid-single digits.

Despite the decline in net sales, we expect margins to improve at Anvil and believe operating income will be essentially flat on a year-over-year basis.

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Mueller Technologies' continues to diversify its customer base and win AMI projects, and we believe that, in the fourth quarter, growth in our AMI shipments will again more than offset the decline in AMR meter sales compared to last year.

We also expect the meaningful year-over-year improvement in Mueller Technologies' operating performance to continue, due to higher shipment volumes at both Mueller Systems and Echologics and a better mix with more AMI shipments. With this improvement, we expect Mueller Systems, and Mueller Technologies as a whole, to be profitable in the fourth quarter.

Although our outlook for the fourth quarter for Mueller Technologies is down somewhat in both net sales and operating income from what we expected last quarter, it is largely due to the timing of projects at Mueller Systems. We expect backlog and projects awarded of AMI products at Mueller Technologies to be around $54 million entering 2017, up about 25% percent year-over-year.

For full year 2016, we expect Mueller Technologies' net sales to be down very slightly, as Mueller Systems is expected to largely offset a $25 million decline in AMR shipments to one customer by growing its overall AMI business. 2016

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AMI revenue is expected to grow between $20-$25 million compared to the prior year. Despite essentially flat sales for the year, we expect operating results to improve $3.0 to $4.0 million for the full year.

For Mueller Water Products, key variables for the full year include: corporate expenses, which are expected to be $36-$37 million, depreciation and amortization, which is expected to be $54-$55 million, and interest expense, which is expected to be about $24 million. We expect our adjusted effective income tax rate to be 35-36 percent and capital expenditures to be $38-$40 million.

We expect 2016 free cash flow to be driven by improved operating results and an improvement in working capital. We expect free cash flow to exceed adjusted net income and to be significantly higher than in 2015.

Our overall earnings expectations for Mueller Water Products' 2016 results remain unchanged, with the impact from project delays for Mueller Technologies offset by a stronger Mueller Co. performance as we continue to be confident in the growth in demand we are seeing from both residential construction and municipal spending.

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We continue to feel positive about our outlook, our strengthening financial position and earnings prospects.

With that operator, I will open up this call for questions.

That concludes today’s call. Thank you for your interest in Mueller Water Products and for joining us this morning.

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